CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Goldman Sachs MLP and Energy Renaissance Fund and Goldman Sachs MLP Income Opportunities Fund of our reports dated January 23, 2020, relating to the financial statements and financial highlights, which appears in Goldman Sachs MLP and Energy Renaissance Fund and Goldman Sachs MLP Income Opportunities Fund Annual Reports on Form N-CSR for the year ended November 30, 2019. We also consent to the reference to us under the heading Financial Highlights in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 12, 2020